Walter Scott & Partners Limited

Code of Ethics

A. Introduction

It is the policy of Walter Scott & Partners Limited ( WSPL ) to have a written Code of Ethics ( Code ), for its personnel and procedures for monitoring their compliance with it.

1	WSPL considers the Code to be an integral part of its policies and procedures. All Directors and employees ( employees ) must abide by this Code when transacting client or personal securities business.

2	All employees are required to comply with applicable US federal securities laws.

3	All employees must report suspected violations of this Code immediately to the Chief Compliance Officer.

4	All employees will be promptly informed of and required to acknowledge receipt of any changes.

B. Fraud

Every employee is prohibited, in connection with the purchase or sale, directly or indirectly, of a security Held or to be Acquired by a client from:

(a) employing any device, scheme or artifice to defraud the client;

(b) making any untrue statement of a material fact to the client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading;

(c) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or

(d) engaging in any manipulative practice with respect to the client.

A security Held or to be Acquired by a client means:

(a) any security that, within the most recent 15 days:

(i) is or has been held by the client; or

WSPL Code of Ethics 29th September 2006

(ii) is being or has been considered by the client or WSPL for purchase by the client; and

(iii) any option to purchase or sell, any security convertible into or exchangeable, for such security.

Procedures:

The Chief Compliance Officer will review trading records periodically to detect whether any potential breaches have occurred.

C. Use of Material Nonpublic Information

Policy:

It is against the law for an individual to purchase or to sell securities while in possession of material, non-public information concerning those securities which that person knows (or is reckless in not knowing) was obtained by or transmitted to him in breach of a confidential duty.

WSPL forbids any officer, director or employee from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in breach of laws. INSIDER DEALING IS A CRIMINAL OFFENCE under the Company Securities (Insider Dealing) Act 1985 and the Criminal Justice Act 1993.

Procedures:

If any WSPL employee believes that they have information that was obtained or transmitted in breach of the law, especially where at any meeting with a company they have been expressly told that they are insiders, they should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer;

•	Do not purchase or sell the securities on behalf of themselves or others;

•	Do not communicate the information inside or outside WSPL, other than to the Chief Compliance Officer. In addition, care should be taken so that such information is secure.

After the Chief Compliance Officer has reviewed the situation, informed the Dealing desk, who will write up the Insider Log Book, and the Managing Director, the Dealers will be instructed either that there is a prohibition against trading and communication, or the Dealers will be allowed to trade and communicate the information.

WSPL Code of Ethics 29th September 2006

D. Front-Running

Policy:

It is the policy of WSPL to prohibit any employee from entering an order for any account over which they have beneficial interest prior to executing a similar order for a client.

Procedures:

The Chief Compliance Officer will review trading records periodically to detect whether any potential breaches have occurred.

E. Employee Trading

Policy:

Compliance with the firms Personal Account Dealing Rules is a condition of employment and employees must, therefore, be familiar with these rules. The procedure (appendix I G) is onerous but it is in place to protect your and WSPL s business reputation. The term immediate family is used below and has recently been defined as any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships if these people share your home.

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It is the policy of WSPL to encourage long term saving through investing in equities. Short term betting on stocks or indexes is contrary to the long term investing ethos of this company and is discouraged.

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WSPL employees are only permitted to invest through Equities or Bonds issued by Mellon Financial Corporation and listed collective investment vehicles such as Investment trusts and Unit trusts. It is also possible to invest through Additional Voluntary Contributions (AVC s) to the Walter Scott & Partners Limited special pension scheme. You may direct the Trustees of the pension fund re your wishes in regard to your AVC pool.

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With effect from 1st March, 2005 WSPL employees are not allowed to purchase individual securities any such stocks owned by employees at that time are grandfathered in and may be retained. They can of course be sold at a later date. With effect from 29 September 2006 employees are permitted to both buy and sell Equity or Bonds issued by Mellon Financial Corporation but prior to any activity in this stock clearance must be received through the compliance department who will liaise with Mellon International.

WSPL Code of Ethics 29th September 2006

Because of the above three bullet points, in the remainder of this document Securities or Shares refers to purchases of Equities or Bonds issued by Mellon Financial Corporation, collective investment schemes, exchange traded open-end investment companies, exchange traded unit investments trusts and mutual funds or grandfathered stocks which are being sold, however the regulations still require full reporting

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It is the policy of WSPL that all securities transactions by WSPL employees or by any immediate family living with them or by individuals who have a domestic relationship with a WSPL employee (called a bidee-in in Scotland), for the direct or indirect benefit of such person, shall be governed by the following:

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Employees are required to seek pre-clearance of all personal securities transactions, except those involving government securities. No trading is permitted in the shares of any mutual fund or SICAV where the Company acts as a sub-advisor.

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No later than 10 days after being employed by WSPL, the new employee will report the following information: the title, number of shares and principal amount of any security in which the employee had any direct or indirect beneficial ownership as of the day when he became an employee; the name of any broker, dealer or bank with which the employee maintained an account in which any such securities were held; and the date the report is submitted to the Chief Compliance Officer. This report must show the type of security and a exchange RIC/Ticker code.

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Each employee will arrange with the brokers where he maintains accounts or through which he executes a particular trade to send a record of each such trade and duplicates of the employee s account statement to WSPL, care of WSPL s Chief Compliance Officer. Each such record will include the type of security, date of transaction, title, and interest rate and maturity date, number of shares the exchange RIC/Ticker and principal amounts (as applicable); the nature of the transaction; price; the name of the institution through which the transaction occurred and the date on which the report is being submitted to the Chief Compliance Officer.

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All employee trades not reported by a broker as set forth above must be reported to WSPL s Chief Compliance Officer no later than 10 business days after the end of the calendar quarter in which the transaction occurred. Each such report will include the date of the transaction, title, interest rate and maturity date, number of shares including RIC/Ticker and principal amounts (as applicable); the nature of the transaction; price, the name of the institution through which the transaction occurred; and the date the report was submitted to the Chief Compliance Officer.

WSPL Code of Ethics 29th September 2006

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All employee holdings must be reported to WSPL s Chief Compliance Officer annually. The report must include the following information (which must be current as of 31st December): the title, number and type of shares, RIC/Ticker and principal amount of each security in which the employee has any direct or indirect beneficial ownership; the name of any broker, dealer or bank with which the employee maintains an account in which any such securities are held; and the date the report is submitted to the Chief Compliance Officer which must be no later than 31st January. This report should include all changes to an employees portfolio for example stock splits or stock received in lieu of a cash dividend during the year.

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With respect to any account established by an employee in which securities were held during the previous quarter each employee will submit to the Chief Compliance Officer (no later than 10 days after the end of the quarter in which the account was established) a report including the name of the institution with which the employee established the account; the date the account was established; and the date the report is submitted to the Chief Compliance Officer.

•	In no case will a WSPL employee be permitted to buy or sell from his/her account from/to a customer.

•	WSPL employees must notify the Chief Compliance Officer in writing of all personal securities accounts for the Employee and for his/her immediate family as defined above.

•	No employee may participate in IPOs in which WSPL is participating or considering participating in for clients. Trading for short-term periods of less than 60 days is prohibited.

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Investment in private placements is prohibited if the opportunity to invest in that private placement could be considered a gift or favour designed to influence an employee s judgement in the performance of his or her duties or as compensation for services rendered to the issuer. In addition, investment in private placements of securities is prohibited which, if they later become public, could be suitable for fund investments. Employees are permitted to participate in private placements of a family business or other closely held corporation, which are not likely to become eligible for inclusion in a client portfolio.

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Employees may not undertake transactions on any day during which an advisory or discretionary client has a pending buy or sell order in that security (or an equivalent security) until that order is executed or withdrawn.

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Employees may not undertake transactions within four calendar days before or after a purchase or sale of the same or equivalent securities on behalf of an advisory or discretionary client, if the personal securities transaction is in the opposite direction of the client s transaction.

WSPL Code of Ethics 29th September 2006

•	Employees may not undertake transactions at a time when the employee knows or has reason to know of a client s intention to purchase or sell that security or an equivalent security.

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Personal securities transactions should be for long-term investment purposes and should not be initiated for short-term profits. Profits realised on the sale of a security held less than 60 days must be disgorged. When a new purchase results in multiple lots of a security held in a personal account, no lot of the same security may be sold within 60 days if the sale of any lot of the security would result in a gain. Similarly, no security may be purchased within 60 days of the sale of the same security, unless the security is purchased at a price greater than the price of the security within the prior 60 days.

•	Employees may not undertake transaction intended to raise, lower or maintain the price of any security or to create a false appearance of active trading.

•	Employees may not undertake short selling activities.

•	Employees are required to disclose all transactions exempt from pre-clearance on the Annual Reporting Form.

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Employees are precluded from borrowing from clients, brokers or other sources for the purposes of acquiring shares, unless such arrangements are from lending institutions on strictly commercial terms available to the general public.

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Employees whose spouses or partners are employed by another regulated investment firm, although subject to that firm s code of ethics, are also required to comply with these rules. Any conflicts arising must be discussed and recorded by the Chief Compliance Officer.

•	Further practical guidance concerning the PA Dealing forms and procedures is in Appendix I G of your Compliance Manual.

Procedures:

The Chief Compliance Officer will review the trading records forwarded to WSPL by the brokers executing transactions on behalf of WSPL employees, all transaction reports submitted by employees, records of transaction executed on behalf of WSPL clients, and any other information he deems relevant for evidence of improper trading, including fraud, front running and trading on the basis of material non-public information. Dr. Lyall will review such information as it relates to the Chief Compliance Officer. If either the Chief Compliance Officer or Dr. Lyall believes that there has been a potential breach of regulations or WSPL policies, he will report such information to the Chairman and the Managing Director or the Board of Directors. As directed by them, either Dr. Lyall or the Chief Compliance Officer will conduct such additional investigations as are appropriate and will report to the Board the results of that investigation, along with a recommendation as to appropriate action. Dr. Lyall or the Chief Compliance Officer will document this process.

WSPL Code of Ethics 29th September 2006

F. Gifts, Gratuities and Corporate Hospitality

Policy:

It is the policy of WSPL that its employees may neither give nor accept anything of value (e.g. gifts, meals or travel expenses) where doing so could create the appearance that WSPL is acting in anything other than the best interests of its clients. In general, WSPL employees should not accept or give anything valued in excess of £100. This provision does not prohibit acceptance or provision of promotional items of nominal value, or acceptance of meals, refreshments or travel arrangements in the regular course of a meeting or other business related occasion.

Procedures:

All hospitality accepted and gifts (apart from those of nominal value) given or received should be reported to the Chief Compliance Officer with the name of the giver, description of the event or gift, estimated value, and circumstances of receipt, on the quarterly declaration sheets. Failure to do so will be recorded as a breach

G. Outside Compensation

Policy:

It is the policy of WSPL that employees cannot receive compensation for any investment activity performed on behalf of any person or client that is performed outside the regular scope of that employee s responsibilities, prior to receiving written consent from the Committee.

Portfolio managers or other employees may not serve as a director of a company whose stock is included or eligible for inclusion in a client s portfolio.

Procedures:

All staff must report to the Chief Compliance Officer, prior to acceptance, any prospective compensation received with the name of the giver and circumstances of receipt.

All employees are required in addition to pre-clear with the Managing Director and the Chief Compliance Officer any form of external employment to avoid conflicts or appearance of impropriety

WSPL Code of Ethics 29th September 2006

H. Confidentiality

Policy:

WSPL is a private company. Due to the fiduciary nature of the company s business and to specific conditions imposed by a number of clients, all personnel are required to treat all aspects of the company s affairs in the strictest confidence.

This confidence is in no way restricted by passage of time and it extends to all the affairs of the company, its finances, personnel, all client identities and affairs, portfolio and performance and to its research and decision making process, all of which are considered proprietorial to WSPL.

Procedures:

By signing that you have received a copy of the compliance manual all FSA registered staff are subject to the above clauses.

All remaining staff will be expected to sign a confidentiality clause similar to the above and also acknowledge receipt of the Company s Code of Ethics. The Chief Compliance Officer will retain these.

I. Recordkeeping

A copy of each Code of Ethics for WSPL that is in effect, or at any time within the past five years was in effect, will be maintained in an easily accessible place. A record of any violation of the Code, and of any action taken as a result of the violation, will be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred.

A copy of each report made as required by the Code, including broker reports, will be maintained for at least five years after the end of fiscal year in which the report was made, the first two in an easily accessible place.

A record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

WSPL will maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by an employee of an IPO or private placement for at least five years after the end of the fiscal year in which the report was made.

J. Annual certification

All employees will be required to certify in writing that they have read the Code and understood it.

WSPL Code of Ethics 29th September 2006